                                                     Registration No. 333-112578
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1
                                       to
                                    FORM S-1
                                       on
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                   GENTEK INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                       3714                  02-0505547
        (State or Other             (Primary Standard        (I.R.S. Employer
Jurisdiction of Incorporation  Industrial Classification  Identification Number)
       or Organization)               Code Number)


                               90 East Halsey Road
                              Parsippany, NJ 07054
                                 (973) 515-3221
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                               Richard R. Russell
                                   GenTek Inc.
                               90 East Halsey Road
                              Parsippany, NJ 07054
                                 (973) 515-3221
            (Name, address, including zip code, and telephone number,
                  including area code, of agents for service)

                                   ----------

                                    Copy to:
                                Ronald C. Barusch
                    Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue, N.W.
                           Washington D.C. 20005-2111
                                 (202) 371-7000

                                   ----------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                    Proposed           Proposed
                                                     Maximum            Maximum         Amount of
Title of Each Class to            Amount to be   Offering Price        Aggregate      Registration
Securities to be Registered      Registered(1)    Per Share(2)    Offering Price(2)      Fee(3)
--------------------------------------------------------------------------------------------------
Common Stock, no par value....     6,164,208         $40.60        $250,266,844.80     $31,708.81
==================================================================================================

================================================================================

(1) Includes 2,500,000 shares registered by the Company and 3,664,208 shares registered on behalf of the selling stockholders named herein.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low price of the Registrant's shares of common stock on the over the counter bulletin board on April 28, 2004.

(3) $21,304.70 was previously paid by the Registrant in connection with the initial filing of the registration statement on Form S-1.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

********************************************************************************

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

********************************************************************************

                   Subject to completion, dated April 30, 2004

PROSPECTUS

                                   GenTek Inc.

                                   ----------

                        3,664,208 Shares of Common Stock
                        2,500,000 Shares of Common Stock

                                   ----------

     On November 10, 2003, the "Effective Date" of the Joint Plan of Reorganization of GenTek Inc. and its subsidiaries then in Chapter 11, we emerged from Chapter 11 reorganization. As part of our reorganization plan, on November 10, 2003, we issued to certain of our creditors 10,000,000 shares of our new common stock, no par value per share. Pursuant to a registration rights agreement signed as of the Effective Date, certain former creditors who received common stock, some of whom are identified as the selling stockholders in this prospectus, are entitled to have the common stock which they received registered. We are also registering 2,500,000 shares of our common stock for our own account which we may sell under this prospectus.

     We may sell up to 2,500,000 shares of our common stock under this prospectus. In addition, the selling stockholders named in this prospectus may sell up to 3,664,208 shares of our common stock. The shares of common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders and the selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to those sales. We will bear all costs, fees and expenses incurred in connection with the registration of all shares registered hereby.

     This prospectus contains a general description of the shares of common stock which may be offered and sold. We and the selling stockholders may periodically sell these shares directly or through agents, underwriters or dealers. If required, each time we or a selling stockholder sells shares of common stock, we will provide a prospectus supplement that will contain specific information about the terms of that transaction. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.

     Investing in our common stock involves risks, which we describe in our Annual Report on Form 10-K and in other documents that we may subsequently file with the Securities and Exchange Commission.

     Our common stock is currently listed on the Over the Counter Bulletin Board under the symbol "GETI." On April 28, 2004, the last reported sale price for our common stock on the Over the Counter Bulletin Board was $40.60.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    The date of this prospectus is ____, 2004

     You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. We and the selling stockholders are offering to sell and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS....................................................     2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................     2
GENTEK INC...............................................................     3
USE OF PROCEEDS..........................................................     5
REGISTRATION RIGHTS......................................................     6
SELLING STOCKHOLDERS.....................................................     7
DESCRIPTION OF CAPITAL STOCK.............................................     9
PLAN OF DISTRIBUTION.....................................................    13
LEGAL MATTERS............................................................    16
EXPERTS..................................................................    16
WHERE YOU CAN FIND MORE INFORMATION......................................    16
INFORMATION INCORPORATED BY REFERENCE....................................    16

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement which we filed with the SEC under which we may sell up to 2,500,000 shares of our common stock and the selling stockholders may offer from time to time up to 3,664,208 shares of our common stock in one or more offerings. If required, each time we and/or the selling stockholders offer common stock, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

     The terms "GenTek," the "Company," "we," "our" and "us" refer to GenTek Inc. and its consolidated subsidiaries unless the context suggests otherwise. The term "you" refers to a prospective purchaser of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included in this prospectus may constitute forward-looking statements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations are disclosed in this prospectus and include various risks, uncertainties and assumptions. Such factors include, among others, the impact of our reorganization under Chapter 11; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, particularly if investment returns on pension assets are lower than assumed; our ability to complete the proposed transaction with ADC involving the KRONE communications business; the extent to which we undertake additional dispositions and new acquisitions or enter into strategic joint ventures or partnerships and their implementation; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; our ability to attract, retain and compensate key executives and employees; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities, including environmental contamination at our facilities; suppliers' delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers' plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; and future technological advances which may affect our existing product lines.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, or incorporated herein by reference, might not occur.

                                   GENTEK INC.

Overview

     We are a holding company whose subsidiaries manufacture industrial components, performance chemicals and communications products. Our subsidiaries operate through three primary business segments: manufacturing, performance products and communications. The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. The performance products segment provides a broad range of value-added chemical products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. The communications segment is a global provider of products, systems and services to the global markets for telecommunications and data networking equipment and services, and in particular, the public telecom and private enterprise network markets. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end products or operations. The Company operates over 75 manufacturing and production facilities located primarily in the U.S., Canada, and Mexico with additional facilities in Australia, China, Germany, Great Britain, and India. GenTek has no independent operations and, therefore, is dependent upon cash flow from its subsidiaries to meet its obligations.

     Our principal executive offices are located at 90 East Halsey Road, Parsippany, New Jersey 07054, and our telephone number is (973) 515-3221. The address of our website is www.gentek-global.com. This website is an interactive textual reference only, meaning that the information contained in the website is not part of this prospectus by reference or otherwise.

GekTek's Completed Reorganization

     On October 11, 2002, we and 31 of our direct and indirect subsidiaries, including our Noma Company subsidiary (collectively referred to herein as the Debtors), filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (referred to herein as the Bankruptcy Court). We and the other Debtors filed for relief under Chapter 11 as a result of our inability to obtain an amendment to our senior credit facility. The protection afforded by Chapter 11 allowed us and the other Debtors to continue to serve our customers and preserve the value of our businesses, while we reorganized and worked to develop and implement a strategic plan to deleverage our balance sheet and create an improved long-term capital structure.

     The joint plan of reorganization of the Debtors, dated August 28, 2003, as modified on October 3, 2003 (referred to in this prospectus as the Plan) was confirmed by the Bankruptcy Court on October 7, 2003. The Plan became effective in accordance with its terms on November 10, 2003 (referred to herein as the Effective Date).

     Pursuant to the Plan, among other things, all then-outstanding shares of our two classes of common stock were cancelled and our indebtedness was recapitalized. We paid cash, issued and reserved for issuance new shares of common stock, issued and reserved for issuance new Tranche A, B and C warrants to purchase shares of our common stock and issued $250 million in new senior term debt to various former creditors. The precise mix of new securities distributed or reserved for issuance to the different types of claimants is set forth in the Plan. In addition, pursuant to the Plan, we may issue additional shares of new common stock and new Tranche A, B and C warrants in the future depending upon the resolution of certain claims.

     The Plan provided for, among other things, the amendment of our charter and by-laws, the replacement of our then existing board of directors, the implementation of a new equity incentive plan for our directors, officers and employees, the establishment of a preference litigation trust to pursue preference claims on behalf of certain creditors, the disposition of certain executory contracts and unexpired leases, and certain release, exculpation and indemnification protections for certain parties in interest.

     Additionally, on the Effective Date and pursuant to the Plan, we and substantially all of our domestic subsidiaries, and our Canadian subsidiary Noma Company (collectively, the "Borrowers") entered into a $125 million revolving credit facility which matures on November 10, 2008 (referred to in this prospectus as the Revolving Credit Facility). The Revolving Credit Facility includes a letter of credit sub-limit of $60 million.

Recent Developments

     On March 25, 2004, we announced that we signed a definitive agreement to sell our KRONE communications business to ADC Telecommunications, Inc. (ADC). Under the terms of the agreement, we will receive total consideration of approximately $350 million, consisting of $291 million in cash and the assumption by ADC of approximately $59 million of pension and employee-related liabilities. The transaction is expected to close within 90 days of the announcement and is subject to customary conditions including regulatory and other approvals.

                                 USE OF PROCEEDS

     Unless indicated otherwise in an applicable prospectus supplement, we expect to use the net proceeds from the sale of common stock that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes, including, but not limited to: working capital, capital expenditures, possible acquisitions, investments and any other purposes that we may specify in any prospectus supplement. Additional information on the use of proceeds from the sale of common stock offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering. Our management will have broad discretion to allocate the proceeds from this offering to uses that it believes are appropriate.

     We will not receive any proceeds from the sale of the common stock sold by the selling stockholders pursuant to this prospectus. The selling stockholders will receive all of the proceeds from such sales.

                               REGISTRATION RIGHTS

     The following summary of selected provisions of the Registration Rights Agreement pursuant to which the selling stockholders are entitled to registration of the shares of our common stock being sold pursuant to this prospectus is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, which is incorporated by reference to the registration statement of which this prospectus forms a part.

     We entered into the Registration Rights Agreement as of the Effective Date pursuant to which we agreed, at our expense, to file with the Securities and Exchange Commission (referred to herein as the Commission) this registration statement covering resale of the offered securities for the benefit of certain holders who are parties to the Registration Rights Agreement (referred to herein as holders) of the following securities (collectively referred to herein as the Registrable Securities):

     o shares of our common stock issued pursuant to the Plan on the Effective Date; or

     o shares of our common stock acquired in privately negotiated transactions subsequent to the Effective Date, excluding shares of common stock acquired by holders subsequent to the Effective Date in transactions effected on a national securities exchange or in the over-the-counter market.

     We will use our reasonable best efforts to have the registration statement declared effective as promptly as practicable, but in no event later than 210 days after the Effective Date. We will use our best efforts to keep the registration statement current and effective until:

     o the second anniversary of the date on which this registration statement is declared effective, subject to extension under certain circumstances; or

     o such shorter period which will terminate when all of the common stock covered by this registration statement has been sold pursuant to this registration statement or pursuant to Rule 144 of the Securities Act.

     We will be permitted to suspend the right of a holder to sell pursuant to this registration statement under some circumstances relating to pending corporate developments and similar events. After the expiration of the above-mentioned registration statement, holders may request registration of their common stock by us under certain circumstances and are also entitled to piggyback rights should we propose to register our securities for ourselves or others during periods when a shelf registration statement for holder use is not effective.

     Under certain circumstances, holders of Registrable Securities may be entitled to "piggyback" rights in connection with any future registration statements or underwritten offerings of our common stock.

     We may require the holders of Registrable Securities who wish to register their securities pursuant to the Registration Rights Agreement to furnish to us such information regarding such holders and the distribution of the Registrable Securities we may from time to time reasonably request in writing. We are not be obligated to effect the registration of any Registrable Securities of a particular participating holder unless such information regarding such holder is provided to us.

                              SELLING STOCKHOLDERS

     The following chart sets forth certain information with respect to the amount of common stock held by each of the selling stockholders. The chart shows the number of shares of common stock beneficially owned by the selling stockholders as of April 28, 2004 (except where noted otherwise), the percentage of the class, the maximum number of shares of common stock being offered hereby, the number of shares of our common stock owned by each of the selling stockholders after the offering is completed and the percentage of the class. All selling stockholders are former creditors of the Company who received such shares of common stock in connection with our bankruptcy reorganization.

                                                         Number of Shares                       Number of Shares
                                                        Beneficially Owned        Maximum      Beneficially Owned
                                                     Prior to the Offering(1)    Number of    After the Offering(2)
                                                     ------------------------    Shares to   ----------------------
                                                        Number     Percentage   be Offered     Number    Percentage
Selling Stockholder                                   of Shares   of Class(3)     Hereby     of Shares    of Class
-------------------                                   ---------   -----------   ----------   ---------   ----------
AG Capital Funding Partners, LP(4)                      90,338         .9%         90,050        --          --
Calder & Co.(5)                                        483,915        4.8%        482,382        --          --
Carl Marks Strategic Investments, L.P.(6)              423,489        4.2%        422,207        --          --
Deutsche Bank Trust Company Americas(7)                507,626        5.0%        506,026        --          --
Genesis Holding Corporation(8)                         523,487        5.2%        521,825        --          --
Silver Oak Capital, LLC(9)                             910,981        9.1%        908,182        --          --
Questor Partners Fund II, L.P.(10)                     735,796        7.3%        688,106        --          --
Questor Side-by-Side Partners II, L.P.(10)             735,796        7.3%         32,978        --          --
Questor Side-by-Side Partners II 3(c)(1), L.P.(10)     735,796        7.3%         12,452        --          --

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 28, 2004, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is our only outstanding class of equity securities other than the Tranche A, Tranche B and Tranche C Warrants.

(2) Because the selling stockholders may offer all or some portion of the above referenced security pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling stockholders upon termination of any such sale. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since April 16, 2004 in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell all, part or none of the securities listed above.

(3) Applicable percentage of ownership is based on 10,000,000 shares of common stock outstanding as of April 16, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of April 16, 2004, for such stockholder.

(4) Consists of 90,050 shares of common stock, Tranche A Warrants to purchase 161 shares of common stock, Tranche B Warrants to purchase 85 shares of common stock and Tranche C Warrants to purchase 42 shares of common stock. AG Capital Funding Partners, L.P. is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, AG Capital Funding Partners, L.P. did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all such shares and warrants were acquired pursuant to the Plan in connection with the Company's emergence from Chapter 11. Each of Mr. John M. Angelo and Mr. Michael L. Gordon may be deemed to have shared power to direct the voting and disposition of the shares and warrants held for the account of AG Capital. The principal business address of AG Capital Funding Partners is c/o Angelo Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, NY 10167. Bruce Martin, is a Director of Angelo, Gordon & Co., L.P., which serves as the (i) investment advisor to AG Capital Funding Partners, L.P. and (ii) the managing member of AG Capital Funding Investors, LLC, which in turn is the general partner of AG Capital Funding Partners, L.P.

(5) Consists of 482,382 shares of common stock, Tranche A Warrants to purchase 859 shares of common stock, Tranche B Warrants to purchase 453 shares of common stock and Tranche C Warrants to purchase 221 shares of common stock. The principal business address of Calder & Co. is c/o Scotia Capital, One Liberty Plaza, New York, New York, 10006. The Bank of Nova Scotia is a lender to the Company. Calder & Co. is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, the undersigned did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock and warrants and all shares were acquired pursuant to the Plan in connection with the Company's
     emergence from Chapter 11. Voting and investment power is held by         .

(6) Consists of 422,207 shares of common stock, Tranche A Warrants to purchase 718 shares of common stock, Tranche B Warrants to purchase 379 shares of common stock and Tranche C Warrants to purchase 185 shares of common stock. The principal business address of Carl Marks Strategic Investments, L.P. is 135 East 57th Street, New York, New York 10022. A general partner of the general partner of Carl Marks Strategic Investments, L.P. served on the ad hoc bank steering committee of the Company during the Company's bankruptcy proceeding (from approximately October 2002 until October 2003). Voting and investment power is held exclusively by Carl Marks Management Company, L.P., the General Partners of which are Andrew M. Boas, Robert C. Ruocco and James F. Wilson.

(7) Consists of 506,026 shares of common stock, Tranche A Warrants to purchase 896 shares of common stock, Tranche B Warrants to purchase 473 shares of common stock and Tranche C Warrants to purchase 231 shares of common stock. The principal business address of Deutsche Bank Trust Company Americas is 60 Wall Street, NYC 60-43301, New York, New York 10005. Deutsche Bank Trust Company Americas is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, Deutsche Bank Trust Company Americas did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all shares were acquired pursuant to the Plan in connection with the Company's emergence from Chapter 11. Voting and investment power is held solely by Deutsche Bank Trust Company Americas.

(8) Consists of 521,825 shares of common stock, Tranche A Warrants to purchase 931 shares of common stock, Tranche B Warrants to purchase 491 shares of common stock and Tranche C Warrants to purchase 240 shares of common stock. The principal business address of Genesis Holding Corporation is 270 Park Avenue, Floor 20, New York, New York 10017. The full legal name of the DTC participant through which the shares are held is JPMorgan Securities, Inc. Genesis Holding Corporation is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, Genesis Holding Corporation did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all shares were acquired pursuant to the Plan in connection with the Company's
     emergence from Chapter 11. Voting and investment power is held by      .

(9) Consists of 908,182 shares of common stock, Tranche A Warrants to purchase 1,568 shares of common stock, Tranche B Warrants to purchase 827 shares of common stock and Tranche C Warrants to purchase 404 shares of common stock. Silver Oak may be deemed to be the beneficial owner of 910,981 Shares. Silver Oak is an affiliate of a registered broker-dealer. At the time such shares and warrants were acquired, AG Capital Funding Partners, L.P. did not have any agreements or understandings, directly or indirectly, to distribute the shares of common stock or warrants and all shares and warrants were acquired pursuant to the Plan in connection with the Company's emergence from Chapter 11. The principal business address of Silver Oak is c/o Angelo Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, New York 10167. Each of Mr. John M. Angelo and Mr. Michael L. Gordon may be deemed to have shared power to direct the voting and disposition of the 910,981 shares held for the account of Silver Oak.

(10) Consists of 688,106 shares of common stock, Tranche A Warrants to purchase 1,188 shares of common stock, Tranche B Warrants to purchase 627 shares of common stock and Tranche C Warrants to purchase 306 shares of common stock held by Questor Partners Fund II. L.P.; 32,978 shares of common stock, Tranche A Warrants to purchase 57 shares of common stock, Tranche B Warrants to purchase 30 shares of common stock and Tranche C Warrants to purchase 15 shares of common stock held by Questor Side by Side Partners II, L.P.; and 12,452 shares of common stock, Tranche A Warrants to purchase 21 shares of common stock, Tranche B Warrants to purchase 11 shares of common stock and Tranche C Warrants to purchase 5 shares of common stock held by Questor Side by Side Partners II, L.P. over which beneficial ownership may be deemed. The principal offices of Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by Side Partners II 3(c)(1), L.P. are located at 2000 Town Center, Suite 2450, Southfield, MI 48075. Questor Partners II has the sole power to voting and dispositive power with respect to 690,227 shares beneficially owned, shared voting and dispositive power with respect to 45,569 shares beneficially owned. Questor SBS II has the sole power to voting and dispositive power with respect to 33,080 shares beneficially owned, shared voting and dispositive power with respect to 702,716 shares beneficially owned. Questor 3(c)(1) has the sole power to voting and dispositive power with respect to 12,489 shares beneficially owned, shared voting and dispositive power with respect to 723,307 shares beneficially owned. The Questor Directors (Jay Alix, Henry L. Druker, James E. Griffin, Jr., Michael Grindfors, John A. Janitz, Albert A. Koch, Michael D. Madden and Wallace L. Rueckel) control Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P. Henry
     L. Druker is a principal and director of Questor Principals II, Inc. (the general partner of Questor General Partner II, L.P., which is the general partner of Questor Partners Fund II, L.P.) and is a principal of Questor Management Company, LLC (the entity which conducts the day-to-day management of Questor Partners Fund II, L.P.).

     In addition to sales pursuant to this prospectus, each selling stockholder may sell, transfer or otherwise dispose of all or a portion of the shares owned by such selling stockholder in a transaction or a series of transactions exempt from the registration requirements of the Securities Act of 1933, including transactions pursuant to Rule 144 under the Securities Act of 1933.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock, the Tranche A, B and C Warrants (as defined herein) to purchase common stock and certain provisions of our Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-Laws (the "By-Laws") is a summary and is qualified in its entirety by the Tranche A, B and C Warrant Agreements, the Certificate of Incorporation and By-Laws. For a complete description we refer you to the Tranche A, B and C Warrant Agreements, the Certificate of Incorporation and By-Laws which we have previously filed with the Commission. For information regarding how you can receive copies of these documents, please see "Where You Can Find More Information."

Authorized Capital Stock

     Pursuant to the Certificate of Incorporation, the total number of shares of capital stock which we have authority to issue is 110,000,000, consisting of (i) 100,000,000 shares of common stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (referred to herein as the Preferred Stock). Our Certificate of Incorporation authorizes our board of directors to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series and, subject to the terms of the Certificate of Incorporation, to fix for each such class or series the voting powers, full or limited, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof. The Certificate of Incorporation provides that we will not issue non-voting equity securities (which will not be deemed to include any warrants or options to purchase our capital stock) to the extent required under Section 1123(a)(6) of the Bankruptcy Code for so long as such section is in effect and applicable to us and to the extent that the provision of the Certificate of Incorporation is not amended or eliminated in accordance with applicable law.

Description of Common Stock

     Subject to the rights of holders of Preferred Stock, if any, and any other provisions of the Certificate of Incorporation, the holders of shares of our common stock will be entitled to receive dividends when, as and if declared by our board of directors from time to time out of our assets or funds legally available therefor and to share, on the basis of their shareholdings, in our assets that are available for distribution to our stockholders in the event of a liquidation, dissolution, winding up of, or any dissolution of our assets. The holders of shares of our common stock have no preemptive or conversion rights. The shares of our common stock are not subject to sinking fund provisions or redemption. All of the shares of our common stock issued pursuant to the Plan are fully paid and nonassessable shares of capital stock.

     The issuance of our common stock pursuant to the Plan was exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and any subsequent transactions in our shares of common stock so issued are exempt from registration under the Securities Act unless the holder is deemed an "underwriter" under Section 1145(b) of the Bankruptcy Code.

     Each holder of shares of our common stock is entitled to cast one vote in person or by proxy for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Our board of directors is divided into three classes, with the classes as nearly equal in number as possible. Currently, two directors will serve until our 2004 annual meeting, three directors will serve until our 2005 annual meeting, and three directors will serve until our 2006 annual meeting. Thereafter, the term of each class of directors will be three years. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. The Certificate of Incorporation provides that our board of directors shall consist of not less than one or more than eight members, subject to such increases as may be necessary to comply with the terms of our Tranche A Warrant Agreement (as defined below) or the terms of any one or more series of Preferred Stock.

     Holders of our common stock are subject to certain restrictions on the transfer of shares of our common stock. These restrictions generally prohibit the following transfers of our equity securities without the prior written consent of our board of directors, which consent can be withheld only if our board of directors, in its sole discretion, determines that the transfer creates a material risk of limiting certain tax benefits: (i) transfers to a person (including any group of persons making a coordinated acquisition) who beneficially owns, or would beneficially own after the transfer, more than 4.75% of the total value of our outstanding equity securities, to the extent that the transfer would increase such person's beneficial ownership above 4.75% of the total value of our outstanding equity securities and (ii) transfers by a person (or group of persons having made a coordinated acquisition) who beneficially owns more than 4.75% of the total value of our outstanding equity securities. The restrictions are not applicable to transfers pursuant to a tender offer to purchase 100% of our common stock for cash or marketable securities so long as such tender offer results in the tender of at least 50% of our common stock then outstanding. The restrictions begin only at such time that 25% of the our common stock has been transferred, for tax purposes (which generally takes into consideration only transfers to or from shareholders who beneficially own 5% of the value of our common stock), and will remain in effect until the earlier of: (i) the second anniversary of the Effective Date or (ii) such date as the board of directors determines, in its sole discretion, that such restrictions are no longer necessary to protect tax benefits. These transfer restrictions may inhibit market activity in our common stock.

Description of Tranche A Warrants

     Pursuant to the Plan, on the Effective Date, we executed a Tranche A Warrant Agreement (referred to herein as the Tranche A Warrant Agreement) between us and Wells Fargo Bank Minnesota, N.A., as Warrant Agent (referred to herein as the Warrant Agent) covering Tranche A Warrants to purchase an aggregate of 1,173,184 shares of common stock, subject to increase. On the Effective Date, Tranche A Warrants to purchase an aggregate of 1,173,184 shares of common stock were issued and outstanding.

     Holders of Tranche A Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled. Tranche A Warrants may generally be exercised from the date of issuance until November 10, 2006. The initial exercise price of the Tranche A Warrants is $58.50 per share of our common stock. The exercise price may be paid (a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche A Warrants and the Tranche A Warrant Agreement. The terms of the Tranche A Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Tranche A Warrants. These dilutive events include, but are not limited to, certain dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. The Tranche A Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche A Warrant Agreement.

     The Tranche A Warrant Agreement provides for a cash payment to the holders of Tranche A Warrants in the event of a sale of all or substantially all of the assets of the Communications Business (as defined in the Tranche A Warrant Agreement) or the stock of the subsidiaries that comprise the Communications Business in a single transaction or a series of related transactions to any person or entity, subject to, and in accordance with, the terms of the Tranche A Warrant Agreement. The Tranche A Warrants expire upon such payment. No later than 120 days following the first date on which a majority of the Tranche A Warrants have been validly exercised, our board of directors will expand the size of the board of directors to create two vacancies for newly created seats and will elect to such two vacancies: one (1) director designated by the Creditors Committee Designee (as defined in the Plan) that is reasonably acceptable to the other directors then serving on the Board of Directors of the Company and one (1) director designated by the Board of Directors.

     On March 25, 2004, we announced that we signed a definitive agreement to sell our KRONE communications business to ADC Telecommunications, Inc. (ADC). Consummation of the sale will (i) trigger the cash payment described above and
(ii) result in the expiration of the Tranche A Warrants.

Description of Tranche B Warrants

     Pursuant to the Plan, on the Effective Date, we executed a Tranche B Warrant Agreement (referred to herein as the Tranche B Warrant Agreement) between us and the Warrant Agent covering Tranche B Warrants to purchase an aggregate of 619,095 shares of common stock, subject to increase. On the Effective Date, Tranche B Warrants to purchase an aggregate of 619,095 shares of common stock were issued and outstanding. Holders of Tranche B Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

     Tranche B Warrants may generally be exercised from the date of issuance until November 10, 2008. The initial exercise price of the Tranche B Warrants is $64.50 per share of our common stock. The exercise price may be paid (a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche B Warrants and the Tranche B Warrant Agreement. The terms of the Tranche B Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Tranche B Warrants. These dilutive events include, but are not limited to, certain dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. The Tranche B Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche B Warrant Agreement.

Description of Tranche C Warrants

     Pursuant to the Plan, on the Effective Date, we executed a Tranche C Warrant Agreement (referred to herein as the Tranche C Warrant Agreement) between us and the Warrant Agent covering Tranche C Warrants to purchase an aggregate of 302,366 shares of our common stock, subject to increase. On the Effective Date, Tranche C Warrants to purchase an aggregate of 302,366 shares of our common stock were issued and outstanding. Holders of Tranche C Warrants are not entitled to vote on any matters submitted to a vote of the stockholders nor are they otherwise entitled to any rights to which a stockholder of the Company is entitled.

     Tranche C Warrants may generally be exercised from the date of issuance until November 10, 2010. The initial exercise price of the Tranche C Warrants is $71.11 per share of our common stock. The exercise price may be paid (a) in cash or (b) pursuant to a cashless exercise provision as set forth in the Tranche C Warrants and the Tranche C Warrant Agreement. The terms of the Tranche C Warrants provide for customary anti-dilution protection, which adjusts the exercise price and number of exercise shares upon certain events that may have a dilutive effect on the Tranche C Warrants. These dilutive events include, but are not limited to, certain stock dividends, stock splits and combinations, issuances of securities or consolidations, mergers, recapitalizations or similar transactions. The Tranche C Warrants may be transferred at any time and from time to time, in whole or in part, upon compliance with the terms set forth in the Tranche C Warrant Agreement.

Description of Certain Provisions of our Certificate of Incorporation and By-Laws

     Written Consent of Stockholders. The Certificate of Incorporation provides that no action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

     Special Meeting of Stockholders. The By-Laws permit a special meeting of stockholders to be called by (i) the chairman of the board of directors, (ii) the president, (iii) the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or (iv) the record holders of at least fifteen percent (15%) of our capital stock issued and outstanding and entitled to vote at such meeting.

     Amendment of By-Laws. Pursuant to the Certificate of Incorporation and By-Laws, the By-Laws may be amended or repealed by the board of directors or by the affirmative vote of at least two-thirds of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class; provided, however, that, with respect to an amendment or repeal by the stockholders, if the board of directors recommends that stockholders approve such amendment or repeal, then such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast on such amendment or repeal by holders of voting stock, voting together as a single class.

     Amendment of Certificate of Incorporation. Pursuant to the Certificate of Incorporation, we reserve the right to amend or repeal any provision of the Certificate of Incorporation in the manner prescribed by statute and the Certificate of Incorporation, and all rights conferred upon stockholders therein are granted subject to this reservation. No amendment or repeal of the Certificate of Incorporation shall be made unless it is first approved by our board of directors and, except as otherwise provided by law, thereafter approved by the stockholders.

     Whenever any vote of holders of voting stock is required, and in addition to any other vote of holders of voting stock that is required by the Certificate of Incorporation or by law, the affirmative vote of a majority (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal, voting together as a single class, shall be required; provided, however, that the affirmative vote of not less than two-thirds of the total votes eligible to be cast by the holders of voting stock, voting together as a single class, shall be required to amend or repeal certain provisions of the Certificate of Incorporation relating to stockholder actions, our directors, the indemnification of officers, directors and our key employees and amendments to the By-laws and Certificate of Incorporation.

     Business Combinations Under Delaware Law. A corporation may elect not to be governed by Section 203 of the Delaware General Corporation Law ("Section 203") which relates to limitations on certain transactions (including "business combinations") between us and "Interested Stockholders" (as defined in Section
203). We have elected not to be governed by such section.

                              PLAN OF DISTRIBUTION

     "Offered common stock" as used in this Plan of Distribution means all stock covered by, and offered, in the registration statement of which this prospectus is a part.

     We may sell shares of our common stock, and the selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time, directly to purchasers or to or through one or more underwriters or broker-dealers which may act as agents or principals or agents. If the offered common stock is sold by a selling stockholder through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. If we utilize underwriters or broker-dealers, we will be responsible for the underwriting discounts or commissions or agent's commissions. We will not receive any of the proceeds from the sale by the selling stockholders of the offered common stock. We will bear all costs, fees and expenses incurred in connection with the registration of the offered common stock.

     We and the selling stockholders may sell the offered common stock from time to time on any stock exchange or automated interdealer quotation system on which our common stock may be listed or quoted at such time, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. We and the selling stockholders may sell the offered common stock in one or more transactions by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the offered common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of any stock exchange on which the offered common stock is listed or quoted;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (e)  privately negotiated transactions;

     (f)  short sales;

     (g) through the writing of put or call options relating to the offered common stock, whether or not the options are listed on an options exchange or otherwise;

     (h) through the distribution of the offered common stock by any selling stockholders to its partners, members or stockholders;

     (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (j)  any combination of the above methods of sale.

     The selling stockholders may also transfer the securities by gift.

     We and the selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the offered common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder or of the Company. Broker-dealers may agree with a selling stockholder or the Company to sell a specified number of the offered common stock at a stipulated price per security. If the broker-dealer is unable to sell the offered common stock acting as agent for a selling stockholder or the Company, it may purchase as principal any unsold offered common stock at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the offered common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the offered common stock is then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

     Any underwriters, dealers, brokers or agents participating in the distribution of the offered common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder, the Company or purchasers of selling stockholders' offered common stock, as applicable, for whom they may act as agent or to whom they may sell as principal (which compensation as to a particular broker-dealer might be in excess of those customary in the types of transactions involved).

     In addition, any common stock owned by the selling stockholders and covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act and/or Section 1145 of the Bankruptcy Code may be sold in open market transactions in reliance on Rule 144 or Section 1145 rather than pursuant to this prospectus.

     Further, under certain circumstances, selling stockholders may be entitled to "piggyback" rights in connection with future registration statements or underwritten offerings of our common stock.

     Our outstanding common stock is currently listed for trading on the Over the Counter Bulletin Board under the symbol "GETI."

     The selling stockholders and any broker-dealer participating in the distribution or sale of the offered common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     To the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, for the common stock we and/or the selling stockholders sell will describe that offering, including:

     o the identity of any underwriters, dealers or agents who purchase common stock, as required;

     o the amount of common stock sold, the public offering price and consideration paid, and the proceeds we and/or the selling stockholders will receive from that sale;

     o    the place and time of delivery for the common stock being sold;

     o whether or not the common stock will trade on The Nasdaq National Market or any securities exchanges;

     o the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

     o the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     o    any other material terms of the distribution of common stock.

     Under the securities laws of certain states, the offered common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered common stock may not be sold unless the offered common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the offered common stock owned by it. If a selling stockholder defaults in performance of the secured obligations, pledgees or secured parties may, upon foreclosure, offer and sell the offered common stock from time to time and shall, for such purposes, be deemed to be a selling stockholder. A selling stockholder may also transfer and donate the offered common stock in other circumstances. If a selling stockholder's offered common stock is sold as a result of a foreclosure or a selling stockholder donates or otherwise transfers its stock, the number of shares of the offered common stock beneficially owned by it will decrease as and when such actions are taken. The plan of distribution for the offered common stock offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors-in-interest will be selling stockholders for purposes of this prospectus.

     We and the selling stockholders and any other person participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered common stock by us or the selling stockholders and any other such person. The anti-manipulation rules under the Exchange Act may apply to sales of offered common stock in the market and to the activities of the Company and the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the sale or distribution of the offered common stock to engage in market-making activities with respect to the particular offered common stock being sold or distributed for a period of up to five business days before the sale or distribution. All of the foregoing may affect the marketability of the offered common stock and the ability of any person or entity to engage in market-making activities with respect to the offered common stock.

     The selling stockholders will be indemnified and each other person who participates as an underwriter in the offering or sale of the offered common stock, if any, by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders in certain circumstances against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     We agreed to register the selling stockholders' common stock under the Securities Act, and to keep the registration statement of which this prospectus is a part, effective until the second anniversary of the date such registration statement is declared effective by the Commission, subject to certain extensions, or until all of the registrable common stock covered by the registration statement has been sold pursuant to the registration statement or pursuant to Rule 144 of the Securities Act or such shares of our common stock covered by the registration statement cease to be registrable common stock.

     We have agreed to pay all expenses in connection with the registration of these shares, including the fees and expenses of one counsel to the selling stockholders.

     Under certain circumstances, we will not be obligated to file an amendment or supplement and may suspend rights to make sales pursuant to an effective registration statement up to two times in any 12 month period. Such suspension may not exceed 60 days (or more than an aggregate of 90 days in any 12 month period). Upon sale pursuant to the registration statement of which this prospectus forms a part, the offered common stock will be freely tradable in the hands of persons other than our affiliates.

     We cannot assure you that the selling stockholders will sell all or any portion of the offered common stock.

                                 LEGAL MATTERS

     The legality of the common stock offered by us and the selling stockholders under this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of fresh-start reporting and the change in method of accounting for goodwill and certain intangible assets), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement initially filed on Form S-1 and amended on Form S-3 which we have filed with the SEC, under the Securities Act, with respect to the common stock offered pursuant to this prospectus. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. Our common stock is listed and traded on the Over the counter bulletin board under the trading symbol "GETI."

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows "incorporation by reference" into this prospectus of information that we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the Commission subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents which we have already filed with the Commission:

     o    Annual Report on Form 10-K for the year ended December 31, 2003;

     o Proxy Statement for the Annual Meeting of Shareholders to be held on May 12, 2004;

     o Current Report on Form 8-K, reporting the Company's change of principal executive office under Item 5, filed on March 31, 2004; and

     o The description of common stock contained in the Company's Form 8-A to amend its Form 10, dated November 10, 2003, including any future amendments or reports we file for the purpose of updating this description.

     Whenever, after the date of this prospectus, we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, those reports and documents will be deemed to be a part of this prospectus from the time they are filed. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to:

                                   GenTek Inc.
                               90 East Halsey Road
                          Parsippany, New Jersey 07054
                          Attention: Investor Relations
                            Telephone: (973) 515-3221

--------------------------------------------------------------------------------

                                   GenTek Inc.

                        3,664,208 Shares of Common Stock
                        2,500,000 Shares of Common Stock

                                   ----------

                                   Prospectus

                                   ----------

                                       , 2004

--------------------------------------------------------------------------------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the offering.

SEC registration fee.............................................   $31,708.81
Legal fees and expenses..........................................   $*
Accounting fees and expenses.....................................   $*
Printing fees....................................................   $*
Miscellaneous expenses...........................................   $*
Total............................................................   $*

----------
*    To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided that the person act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred and is not permitted unless the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and is not permitted if such person is adjudged to be liable to the corporation, unless the court determines otherwise. Our charter and by-laws require us to indemnify our officers and directors to the fullest extent permitted by Delaware law, except that it does not require us to indemnify any such person: (i) if they were not an officer or director immediately prior to, on or at any time after the effective date of our plan of reorganization; (ii) in connection with a proceeding initiated by such person (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors; and (iii) to the extent permitted by law, with respect to such person's conduct prior to the effective date of our plan of reorganization if the conduct is finally adjudicated by a court of law of competent jurisdiction to have involved willful misconduct or gross negligence.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for:

          (1) breaches of the duty of loyalty;

          (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law;

          (3) unlawful payments of dividends, stock purchases or redemptions; or

          (4) transactions from which a director derives an improper personal benefit.

     Our charter eliminates our directors' liability to us and to our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) to the extent such elimination of liability is not permitted under the Delaware General Corporation Law and (ii) to the extent permitted by law, for monetary damages for breach of fiduciary duty as a director related to acts or omissions that occurred prior to the effective date of our plan of reorganization which involve willful misconduct or gross negligence.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. Our amended by-laws require us to maintain insurance, at our expense, to protect ourselves and our officers, directors and employees against any liability that may be asserted against or incurred by us or such person and we currently maintain such insurance.

     In addition to the indemnification provisions described above, we have also entered into Indemnification Agreements with certain of our officers and directors. Pursuant to the Indemnification Agreements, we are obligated to indemnify each indemnitee to the fullest extent permitted by the Delaware General Corporation Law for losses and expenses incurred in connection with any event or occurrence that is related to the fact that the indemnitee is or was a director, officer, member of management, employee, agent or fiduciary of ours, except that we are not required to indemnify any such person: (i) in connection with a proceeding initiated by such person (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by our board of directors and (ii) to the extent permitted by law, with respect to such person's conduct prior to the effective date of our plan of reorganization if the conduct is finally adjudicated by a court of law of competent jurisdiction to have involved willful misconduct or gross negligence. We are also obligated to advance expenses an indemnitee may incur in connection with such actions so long as such provisions for securing repayment, if any, as may be deemed appropriate have been made. We have also agreed that we will not reduce insurance coverage over the term of the agreements.

Item 16. Exhibits and Financial Statement Schedules.

     (a)  Exhibits -- See Exhibit Index beginning on page II-4.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (6) The undersigned registrant hereby undertakes that:

          (a) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  EXHIBIT INDEX

Exhibit No.                       Description
-----------                       -----------
2.1           Joint Plan of Reorganization Under Chapter 11, Title 11, United
              States Code of GenTek Inc., et al., and Noma Company, Debtors,
              dated August 28, 2003, as filed with the United States Bankruptcy
              Court or the District of Delaware on August 28, 2003
              (incorporated by reference to Exhibit 2.1 of the Registrant's
              Form 8-K, filed with the Commission on October 21, 2003).

2.2           First Modification to Joint Plan of Reorganization Under Chapter
              11, Title 11, United States Code of GenTek Inc., et al., and Noma
              Company, Debtors, dated October 3, 2003 as filed with the United
              States Bankruptcy Court for the District of Delaware on October
              3, 2003 (incorporated by reference to Exhibit 2.2 of the Registrant's Form 8-K, filed with the Commission on October 21,
              2003).

2.3           Order confirming Joint Plan of Reorganization Under Chapter 11,
              Title 11, United States Code of GenTek Inc., et al., and Noma
              Company, Debtors, as Modified, as entered by the United States
              Bankruptcy Court for the District of Delaware on October 7, 2003
              (incorporated by reference to Exhibit 2.3 of the Registrant's
              Form 8-K, filed with the Commission on October 21, 2003).

4.1           GenTek Inc. Tranche A Warrant Agreement, dated as of November 10,
              2003 (incorporated by reference to the Registrant's Form 8-A to amend its Form 10, dated November 10, 2003, as filed with the Securities and Exchange Commission).

4.2           GenTek Inc. Tranche B Warrant Agreement, dated as of November 10,
              2003 (incorporated by reference to the Registrant's Form 8-A to amend its Form 10, dated November 10, 2003, as filed with the Securities and Exchange Commission).

4.3           GenTek Inc. Tranche C Warrant Agreement, dated as of November 10,
              2003 (incorporated by reference to the Registrant's Form 8-A to amend its Form 10, dated November 10, 2003, as filed with the Securities and Exchange Commission).

4.4 Form of Registration Rights Agreement by and among the Company and the holders named therein dated as of November 10, 2003
              (incorporated by reference to the Registrant's Form 8-A to amend its Form 10, dated November 10, 2003, as filed with the Securities and Exchange Commission).

5.1           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP++

21.1 Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 of the Registrants Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on March 30, 2004).

23.1          Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
              Exhibit 5.1).

23.2          Consent of Deloitte & Touche LLP.*

24.1          Power of Attorney.**


---------
*    Filed herewith.

++   To be filed by amendment.

**   Previously filed.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 30th day of April, 2004.

                                 GENTEK INC.


                                 By: /s/ Matthew R. Friel
                                     -------------------------------------------
                                     Name: Matthew R. Friel
                                     Title: Vice President and Chief Financial
                                               Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Richard R. Russell
------------------------------------------------------
Name: Richard R. Russell
Title: President, Chief Executive Officer and Director
        (Principal Executive Officer)
Date: April 30, 2004


/s/ Matthew R. Friel
------------------------------------------------------
Name: Matthew R. Friel
Title: Vice President and Chief Financial Officer
       (Principal Financial and Accounting Officer)
Date: April 30, 2004


/s/ John G. Johnson, Jr.*
------------------------------------------------------
Name: John G. Johnson, Jr.
Title: Chairman of the Board of Directors


/s/ Dugald K. Campbell*
------------------------------------------------------
Name: Dugald K. Campbell
Title: Director


/s/ Henry L. Druker*
------------------------------------------------------
Name: Henry L. Druker
Title: Director


/s/ Kathleen R. Flaherty*
------------------------------------------------------
Name: Kathleen R. Flaherty
Title: Director


/s/ Bruce D. Martin*
------------------------------------------------------
Name: Bruce D. Martin
Title: Director


/s/ John F. McGovern*
------------------------------------------------------
Name: John F. McGovern
Title: Director


/s/ William E. Redmond, Jr.*
------------------------------------------------------
Name: William E. Redmond, Jr.

Title: Director


/s/ Matthew R. Friel
------------------------------------------------------
* By: /s/ Matthew R. Friel
      Attorney-in-Fact
Date: April 30, 2004